PROSPECTUS SUPPLEMENT dated May 15, 1997        Rule 424(b)(3) and 424(c)
(to Prospectus dated May 8, 1997)               File No. (333-24097)

                                    GEOWORKS
                                  COMMON STOCK
                                ---------------

        This Prospectus Supplement amends and supplements the Prospectus dated May 8, 1997 of Geoworks (the "Company") included in the Company's Registration Statement (No. 333-24097) covering shares of the Company's Common Stock which may be offered and sold from time to time by the Selling Stockholders named in the Prospectus.

        The "Selling Stockholders" section of the Prospectus dated May 8, 1997 is hereby modified to add in the table shares that are beneficially owned by certain Selling Stockholders which are held in escrow pursuant to an escrow agreement between the Company and such Selling Shareholders and to clarify that such shares may be sold while they are held in escrow as long as proceeds from such sales are retained in the escrow fund. The "Selling Stockholders" section contained in this Prospectus Supplement incorporates such modifications, and amends and restates in its entirety the "Selling Stockholders" section contained in the Prospectus.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
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                              SELLING STOCKHOLDERS


      The shares of Common Stock to be sold by the Selling Shareholders pursuant to this Prospectus represent shares issued to the Selling Shareholders by the Company in connection with the Acquisition (the "Acquisition Shares"). No Selling Shareholder beneficially owns any shares of Common Stock other than Acquisition Shares. The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of shares held by each such Selling Shareholder (all of which shares may be offered for sale from time to time by this Prospectus), and the number of shares to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.


                                                                                                Shares Beneficially Owned
                                                         Shares           Shares Which May           After Offering(3)
                                                      Beneficially      be Sold Pursuant to     -------------------------
            Selling Stockholder                         Owned(1)         this Prospectus(2)       Number         Percent
--------------------------------------------          ------------      -------------------     ---------        --------
David Edward John Crisp(4)                               39,480                39,480               0              --
David Lee Stevens                                        21,837                21,837               0              --
Alistair Jenkins                                         29,909                29,909               0              --
Dennis Phillip Taylor                                    30,723                30,723               0              --
Skanco Trustees Limited as trustee for
  The David Edward John Crisp Settlement                 88,466                88,466               0              --
Skanco Trustees Limited as trustee of the
  David Lee Stevens Settlement                           15,611                15,611               0              --
Skanco Trustees Limited as trustee of the
  Alistair Jenkins Settlement                            15,611                15,611               0              --
3i Group plc                                            353,010               353,010               0              --
A.I.I. Holding Corporation                              141,365               141,365               0              --
Mr. John Emmerson                                         4,336                 4,336               0              --
Steven Randall                                              429                   429               0              --
Skanco Trustees Limited (as trustee of
  The Steven Randall Settlement)                         88,466                88,466               0              --
Citifriends Nominee Limited                             105,764               105,764               0              --
Robert and Sophie Peterson                                3,469                 3,469               0              --
Christopher Michael Batterham, Esq.                       2,116                 2,116               0              --
Childs Nominees Limited                                   2,116                 2,116               0              --
Jeremy Guy Brassington                                    5,290                 5,290               0              --
Fieldhelm Limited c/o National Leasing &
  Finance Co.                                            50,973                50,973               0              --
SPRL ETS De Groodt                                       21,681                21,681               0              --
Pershing Keen Nominees Limited A/C
  HCL                                                    20,220                20,220               0              --
Mrs. Patricia Ann Renshaw                                 2,115                 2,115               0              --
Southwind Limited c/o AS & K Services
  (Guernsey) Limited                                     13,009                13,009               0              --
Pershing Keen Nominees Limited A/C
  HCLCGT                                                 17,949                17,949               0              --
David William Balfe, Esq.                                10,580                10,580               0              --
Ronald Britton, Esq.                                      2,116                 2,116               0              --
Steven Charles Hirst, Esq.                                2,116                 2,116               0              --

                                                                                                Shares Beneficially Owned
                                                         Shares           Shares Which May           After Offering(3)
                                                      Beneficially      be Sold Pursuant to     -------------------------
            Selling Stockholder                         Owned(1)         this Prospectus(2)       Number         Percent
--------------------------------------------          ------------      -------------------     ---------        --------
Robert Thomas Kerr Brown, Esq.                           7,866                 7,866               0              --
Claybrooke Investments Limited c/o S.G.
 Associates Limited                                     31,655                31,655               0              --
Elewill Limited                                          3,174                 3,174               0              --
Emron Publishing Limited                                 5,290                 5,290               0              --
Frank Sanderson, Esq.                                    3,174                 3,174               0              --
Adrian Charles O'Donnell, Esq. c/o IOC
  International plc                                      2,961                 2,961               0              --
Michael and Erica Louise Gordon                          5,287                 5,287               0              --
St. Georges Street Trustees                             10,576                10,576               0              --
Firmanent Investments Limited                            2,168                 2,168               0              --
John Anthony Condon, Esq.                                2,168                 2,168               0              --
Frederick Hendrik Fentener
  van Vlissingen, Esq.                                  10,840                10,840               0              --
Frederick Horth, Esq.                                    4,230                 4,230               0              --
Proneddim Holdings BV                                    2,168                 2,168               0              --
Matthew and Cristina Sugarman                            5,922                 5,922               0              --
Chafbury Investments Limited                             2,115                 2,115               0              --
David Emanuel Merton Mond, Esq.                          2,115                 2,115               0              --
Stuart Andrew Goldsmith, Esq.                            2,115                 2,115               0              --
Ian Arthur Folkes, Esq.                                  2,168                 2,168               0              --
Peter D. Davies, Esq.                                    2,116                 2,116               0              --
Raymond Joseph and Shirley Ann Dobson                    2,116                 2,116               0              --
Derek Hartle, Esq.                                       2,116                 2,116               0              --
John Kenneth and Antonia Mary Smith                      2,116                 2,116               0              --
Malcolm and Sylvia Moss                                  2,116                 2,116               0              --
Jonathan A. Edelstein, Esq.                              2,537                 2,537               0              --
Stanley Arthur Elston, Esq.                              2,116                 2,116               0              --
A&B Securities Limited as Trustee for
  Robert Stephen Holdings Limited                       42,305                42,305               0              --
Jonathan Axtell                                            745                   745               0              --
Martin Charles Alexander Baxter                            745                   745               0              --
Brian Bennett                                              223                   223               0              --
Gillian Brookman                                           223                   223               0              --
Hayden Gownie Clark                                      1,491                 1,491               0              --
John G. Doggett                                            223                   223               0              --
Anthony Glen Ford                                        2,983                 2,983               0              --
John Stephen Hargreaves                                    223                   223               0              --
Andrew Law                                               1,491                 1,491               0              --
Ian Miles Standish                                         745                   745               0              --
John Stuart Tune                                           223                   223               0              --
Henry Cooke Lumsden (London) Ltd                        21,152                21,152               0              --

---------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes 28,222, 21,380 and 15,610 shares of Common Stock beneficially owned by Messrs. Crisp, Jenkins and Stevens, respectively, that are subject to an escrow established pursuant to an Escrow Agreement entered into among the Company, the escrow agent and such Selling Shareholders in connection with the Acquisition (the "Escrowed Shares"). Such escrow will expire on December 31, 1997 (the "Escrow Period") to the extent no claims on the escrow are outstanding at that time. During the Escrow Period, and subject to certain conditions, these individual Selling Shareholders may direct the escrow agent to sell their Escrowed Shares. Any proceeds from such sales shall be held in escrow for the Escrow Period.

(3)   Assumes the sale of all Common Stock offered hereby.

(4) Following the Acquisition of Eden Group Limited, Mr. Crisp was appointed as the Company's Vice President, General Manager Europe.